Exhibit (h)(13)

Amendment No. 8 to Administration, Bookkeeping and Pricing Services Agreement

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of November 11, 2020:

Term	Means
“Existing Agreement”	The Administration, Bookkeeping and Pricing Services Agreement between ALPS, the Trust, and RiverNorth dated December 6, 2010, as amended
“ALPS”	ALPS Fund Services, Inc.
“Trust”	RiverNorth Funds
“RiverNorth”	RiverNorth Capital Management, LLC

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Fund Services, Inc.		RiverNorth Capital Management, LLC

By:	Michael Sleightholme	By:	/s/ Marcus Collins

Name:	/s/ Michael Sleightholme	Name:	Marcus Collins

Title:	Authorized Representative	Title:	General Counsel and Chief Compliance Officer

RiverNorth Funds

By:	/s/ Marcus Collins

Name:	Marcus Collins

Title:	Secretary and Chief Compliance Officer

Schedule A to this Amendment

Amendments

Effective as of November 11, 2020, the Existing Agreement is amended as follows:

1.	The ALPS contact information included in Section 24 of the Existing Agreement is deleted in its entirety and replaced with the following:

If to ALPS:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1000

Denver, CO 80203

Attn: General Counsel

Email: notices@sscinc.com

2.	The following paragraph is deleted in its entirety from Appendix B of the Existing Agreement:

All out-of-pocket expenses are passed through to the Trust at cost, including but not limited to: third party security pricing and data fees, Bloomberg fees, Gainskeeper fees, Blue Sky permit processing fees and state registration fees, SAS70 control review reports, travel expenses to Board meetings and on-site reviews, printing and mailing fees, FINRA advertising/filing fees (including additional ALPS fees for expedited reviews), registered representative state licensing fees, customized programming/enhancements and other out-of-pocket expenses incurred by ALPS in connection with the performance of its duties under its Agreement with the Funds.

3.	Appendix C is replaced in its entirety with the new Appendix C attached hereto and incorporated by reference herein.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.